UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 2, 2024

United States Steel Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-16811	25-1897152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Grant Street,

Pittsburgh, PA 15219-2800

(Address of Principal Executive Offices, and Zip Code)

(412) 433-1121

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	X	New York Stock Exchange
Common Stock	X	Chicago Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events

Demand Letters Related to the Merger

As previously disclosed, on December 18, 2023, United States Steel Corporation (“USS”, the “Company”, “we”, “our” or “us”) entered into an Agreement and Plan of Merger (such agreement, as it may be amended, modified or supplemented from time to time, the “Merger Agreement”) by and among the Company, Nippon Steel North America, Inc., a New York corporation (“Parent”), 2023 Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and solely as provided in Section 9.13 therein, Nippon Steel Corporation, a Japanese corporation (“NSC”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions described therein, Merger Sub will merge with and into USS, with USS continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

On January 24, 2024, USS filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”), a revised version of which was filed with the SEC on February 26, 2024 (as revised, the “Preliminary Proxy Statement”). On March 12, 2024, USS filed a definitive proxy statement (the “Definitive Proxy Statement”) with the SEC in connection with the special meeting of USS’s stockholders to be held virtually on April 12, 2024 at 1:00 p.m. Eastern Time (the “Special Meeting”), which can be accessed by visiting www.virtualshareholdermeeting.com/X2024SM, for the purpose of voting on, among other things, a proposal to adopt the Merger Agreement.

Following announcement of the Merger, as of the date of this Current Report on Form 8-K, the Company received eleven demand letters from putative stockholders (collectively, the “Demand Letters”) alleging that the disclosures contained in the Preliminary Proxy Statement and/or the Definitive Proxy Statement are deficient and demanding that certain corrective disclosures be made.

USS and the members of the Board of Directors of USS (the “Board”) believe that the Demand Letters are without merit, that each of the Preliminary Proxy Statement and the Definitive Proxy Statement fully complies with the Securities Exchange Act of 1934, as amended, and all other applicable law, and that no further disclosure is required. However, solely in order to mitigate any risk of the Demand Letters delaying or otherwise adversely affecting the consummation of the Merger and to minimize any costs, risks, and uncertainties inherent in any potential litigation related thereto, and without admitting any liability or wrongdoing, USS has determined to voluntarily amend and supplement the Definitive Proxy Statement, as described in this Current Report on Form 8-K. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

These supplemental disclosures will not change the consideration to be paid to USS stockholders in connection with the Merger or the timing of the Special Meeting. The Board continues to unanimously recommend that you vote “FOR” each of the proposals to be voted on at the Special Meeting described in the Definitive Proxy Statement, including the proposal to adopt the Merger Agreement.

The information contained in this Current Report on Form 8-K is incorporated by reference into the Definitive Proxy Statement. To the extent that information in this Current Report on Form 8-K differs from or updates information contained in the Definitive Proxy Statement, the information in this Current Report on Form 8-K shall supersede or supplement such information in the Definitive Proxy Statement.

Supplement to Definitive Proxy Statement

USS has determined to make these supplemental disclosures to the Definitive Proxy Statement. This supplemental information should be read in conjunction with the disclosures contained in the Definitive Proxy Statement, which in turn should be read in its entirety. All page references are to the Definitive Proxy Statement and terms used below, unless otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement. New text within restated language from the Definitive Proxy Statement is indicated in bold, underlined text (e.g., bold, underlined text) and removed language within the restated language from the Definitive Proxy Statement is indicated in strikethrough text (e.g., ~~strikethrough text~~), as applicable. The information contained herein speaks only as of April 2, 2024 unless the information indicates another date applies.

The below supplemental disclosure replaces the tenth full paragraph on page 37 of the Definitive Proxy Statement under the heading “Proposal 1: Adoption of the Merger Agreement—Background of the Merger”

From mid-August 2023, through the end of September 2023, representatives of Milbank, on behalf of USS, negotiated confidentiality agreements with various potential counterparties, including NSC, which executed a mutual confidentiality agreement with USS on August 26, 2023, Company A, Company C, Company D and other potential strategic and financial counterparties. During the process, USS entered into confidentiality agreements with 19 potential counterparties, each of which contained standstill provisions for specified periods of time (ranging from two months to one year) subject to “don’t ask, don’t waive” provisions. ~~Certain of the confidentiality agreements included standstill provisions for specified periods of time.~~ With respect to Company A, Consortium B, Company C and Company D, those standstills terminated at or prior to the announcement of the merger agreement with NSC.

The below supplemental disclosure replaces the second full paragraph on page 57 of the Definitive Proxy Statement under the heading “Proposal 1: Adoption of the Merger Agreement—Opinion of Barclays Capital Inc. —Discounted Cash Flow Analysis”

To calculate the estimated enterprise value of USS using the discounted cash flow method, Barclays added (i) USS’s projected after-tax unlevered free cash flows for the period from October 1, 2023 to December 31, 2033 based on the December 2023 Projections to (ii) the “terminal value” of USS as of December 31, 2033, and then discounted such amount to its present value using a mid-year convention and a range of selected discount rates. The residual value of USS at the end of the forecast period, or “terminal value,” was estimated by selecting a range of perpetuity growth rates ranging from (1.0)% to 1.0%, which were derived by Barclays utilizing its professional judgment and experience, and applying such range to an estimate of unlevered free cash flow of approximately $1.53 billion to be generated by USS in the terminal year. The cash flows and terminal values were then discounted to present value as of September 30, 2023 using discount rates of 11.5% to 13.5%. The range of discount rates was selected based on an analysis of the weighted average cost of capital of USS, which was chosen by Barclays based on its professional judgment and experience, taking into account a Capital Asset Pricing Model (which is referred to in this section as “CAPM”) analysis of USS and selected comparable companies. Barclays then calculated a range of implied equity values per share of USS common stock by subtracting estimated net debt of approximately $655 million and non-controlling interest of approximately $93 million, in each case as of September 30, 2023, from the estimated enterprise values using the discounted cash flow method and dividing such amounts by the fully diluted number of shares of USS common stock outstanding as of December 14, 2023, the range of which was approximately 256.79 million to approximately 256.82 million, based on information provided by management of USS and approved for Barclays’ use by USS. The following summarizes the result of these calculations (rounded to the nearest $1.00):

The below supplemental disclosure replaces the second full paragraph on page 58 of the Definitive Proxy Statement under the heading “Proposal 1: Adoption of the Merger Agreement—Opinion of Barclays Capital Inc. —Present Value of Future Share Price Analysis”

Barclays then calculated a range of implied equity values per share of USS common stock by (i) subtracting the projected amount of USS’s net debt of approximately $1.14 billion, approximately $1.96 billion, approximately $1.13 billion, approximately $(183) million and approximately $(1.55) billion, for each of the fiscal years 2023, 2024, 2025, 2026 and 2027, respectively, and non-controlling interest of approximately $93 million for each of the fiscal years 2023, 2024, 2025, 2026 and 2027, respectively, as of each respective fiscal year end, in each case, based on the December 2023 Projections, (ii) dividing such amount by the estimated fully diluted number of shares of USS common stock outstanding of approximately 256.80 million, approximately 245.57 million, approximately 237.68 million, approximately 233.38 million and approximately 229.40 million for each of the fiscal years 2023, 2024, 2025, 2026 and 2027, respectively, as of each respective fiscal year end, based on information provided by management of USS and approved for Barclays’ use by USS and (iii) adding to such implied future equity values per share of USS common stock the projected amount of cumulative dividends per share of USS common stock, as applicable, based on the December 2023 Projections.

The below supplemental disclosure replaces the third full paragraph on page 58 of the Definitive Proxy Statement under the heading “Proposal 1: Adoption of the Merger Agreement—Opinion of Barclays Capital Inc. —Present Value of Future Share Price Analysis”

Utilizing a discount rate of 15.0% based on an analysis of the cost of equity of USS, which was chosen by Barclays based on its professional judgment and experience, taking into account a CAPM analysis of USS and selected comparable companies, Barclays then derived a range of implied present values per share of USS common stock by discounting to present value as of September 30, 2023, the implied future values per share of USS common stock. The following summarizes the result of these calculations (rounded to the nearest $1.00):

The below supplemental disclosure replaces the first, second and third full paragraphs on pages 58-59 of the Definitive Proxy Statement and the tables following each such paragraph under the heading “Proposal 1: Adoption of the Merger Agreement—Opinion of Barclays Capital Inc. —Selected Precedent Transaction Analysis”

Barclays reviewed and compared the purchase prices and implied valuation metrics in selected precedent transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to USS with respect to certain operations or financial characteristics that Barclays deemed relevant. Using publicly available information, Barclays analyzed the ratio of (i) each of Columbus’, Dearborn’s, Gallatin’s, North Star’s and AKS’ respective enterprise value to EBITDA for the last 12-month (which is referred to in this section as “LTM”) period (which is referred to in this section as “EV/LTM EBITDA”) at the time of announcement of each respective transaction, (ii) ArcelorMittal USA’s enterprise value to average EBITDA for the period from January 1, 2017 through June 30, 2020 and (iii) BRS’ enterprise value to run-rate EBITDA at the time of announcement of the transaction. The following sets forth the precedent transactions analyzed and summarizes the result of these calculations ~~The selected precedent transactions were~~:

Year Announced	Production Method	Acquiror	Target	Multiple
2014	Electric Arc Furnace (“EAF”)	Steel Dynamics, Inc. (“Steel Dynamics”)	Severstal Columbus, LLC (“Columbus”)	6.4x
2014	Integrated	AK Steel Corporation (“AKS”)	Severstal Dearborn, LLC (“Dearborn”)	10.2x
2014	EAF	Nucor Corporation (“Nucor”)	Gallatin Steel Company (“Gallatin”)	6.4x
2015	EAF	BlueScope Steel Limited	North Star BlueScope Steel LLC (“North Star”)	7.1x
2019	Integrated	Cleveland-Cliffs	AKS	5.6x
2020	Integrated	Cleveland-Cliffs	ArcelorMittal USA LLC (“ArcelorMittal USA”)	6.0x
2020	EAF	USS	Big River Steel Holdings LLC (“BRS”)	6.5x

~~Using publicly available information, Barclays analyzed the ratio of (i) each of Columbus’, Dearborn’s, Gallatin’s, North Star’s and AKS’ respective enterprise value to EBITDA for the last 12-month (which is referred to in this section as “LTM”) period (which is referred to in this section as “EV/LTM EBITDA”) at the time of announcement of each respective transaction, (ii) ArcelorMittal USA’s enterprise value to average EBITDA for the period from January 1, 2017 through June 30, 2020 and (iii) BRS’ enterprise value to run-rate EBITDA at the time of announcement of the transaction. The following summarizes the result of these calculations:~~

Multiple
Total Average	6.9x
Total Median	6.4x
EAF Average	6.6x
EAF Median	6.5x
Integrated Average	7.3x
Integrated Median	6.0x

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of USS and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the Merger. Barclays, therefore, made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the Merger which would affect the acquisition values of the selected target companies and USS. Based upon these judgments, Barclays selected a range of EV/LTM EBITDA multiples of 6.0x to 7.0x and applied such range to an estimate of the LTM EBITDA of USS as of September 30, 2023, based on the December 2023 Projections, to derive a range of estimated enterprise values of USS. Barclays then calculated a range of implied equity values per share of USS common stock by (i) subtracting the amount of USS’s estimated net debt of approximately $655 million and non-controlling interest of approximately $93 million from the respective range of estimated enterprise values, in each case as of September 30, 2023 based on the December 2023 Projections and (ii) dividing such amounts by the estimated fully diluted number of shares of USS common stock, the range of which was approximately 256.69 million to approximately 256.80 million, based on information provided by management of USS and approved for Barclays’ use by USS. The following summarizes the result of these calculations (rounded to the nearest $1.00):

The below supplemental disclosure replaces the first full paragraph on page 59 of the Definitive Proxy Statement under the heading “Proposal 1: Adoption of the Merger Agreement—Opinion of Barclays Capital Inc. —Equity Research Price Targets Analysis”

Barclays reviewed and compared 10 publicly available research analysts’ per share price targets as of August 11, 2023 for USS common stock. The research analysts’ per share price targets for USS common stock (rounded to the nearest $1.00) ranged from $14 to $30, with a median price target of $26 and a mean price target of $25. The publicly available per share price targets published by securities research analysts do not necessarily reflect the current market trading prices for USS common stock and these estimates are subject to uncertainties, including future financial performance of USS and future market conditions. Research analyst price targets for USS were used for informational purposes only and were not included in Barclays’ financial analyses.

The below supplemental disclosure replaces the first full paragraph on page 62 of the Definitive Proxy Statement under the heading “Proposal 1: Adoption of the Merger Agreement—Opinion of Goldman Sachs & Co. LLC.—Illustrative Discounted Cash Flow Analysis”

Using the December 2023 Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on USS to derive a range of illustrative equity values per share of USS common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 10.75% to 12.50%, reflecting estimates of USS’s weighted average cost of capital, Goldman Sachs discounted to present value, as of September 30, 2023, (i) estimates of unlevered free cash flow for USS for the period from October 1, 2023 to December 31, 2032, as reflected in the December 2023 Projections and (ii) a range of illustrative terminal values for USS, which were calculated by applying a range of EV/NTM EBITDA multiples ranging from 3.5x to 6.0x, to an estimate of adjusted EBITDA of approximately $2.57 billion to be generated by USS in calendar year 2033, as reflected in the December 2023 Projections (which analysis implied perpetuity growth rates ranging from (4.7)% to 2.9%). The range of EV/NTM EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of USS and certain publicly traded companies, as described below in the section captioned “Selected Publicly Traded Companies Trading Multiples.” Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (which is referred to in this section as “CAPM”), which requires certain company-specific inputs, including USS’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for USS, as well as certain financial metrics for the United States financial markets generally.

The below supplemental disclosure replaces the second full paragraph on page 62 of the Definitive Proxy Statement under the heading “Proposal 1: Adoption of the Merger Agreement—Opinion of Goldman Sachs & Co. LLC.—Illustrative Discounted Cash Flow Analysis”

Goldman Sachs derived a range of illustrative enterprise values for USS by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for USS the amount of USS’s net debt (including amounts attributable to tax-effected pension and other post-employment benefits) of approximately $733 million and non-controlling interest of approximately $93 million, in each case as of September 30, 2023, as provided by the management of USS and approved for Goldman Sachs’ use by USS, to derive a range of illustrative equity values for USS. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of USS common stock as of December 14, 2023, the range of which was approximately 256.65 million to approximately 256.81 million, calculated using information ~~as~~ provided by the management of USS and approved for Goldman Sachs’ use by USS, using the treasury stock method, to derive a range of illustrative equity values per share of USS common stock of $38.12 to $52.02.

The below supplemental disclosure replaces the first full paragraph on page 63 of the Definitive Proxy Statement under the heading “Proposal 1: Adoption of the Merger Agreement—Opinion of Goldman Sachs & Co. LLC.—Illustrative Present Value of Future Share Price Analysis”

Goldman Sachs then subtracted the amount of USS’s net debt (including amounts attributable to tax-effected pension and other post-employment benefits) of approximately $2.03 billion, approximately $1.21 billion and approximately $(103) million for each of the calendar years 2024, 2025 and 2026, respectively, and non-controlling interest of approximately $93 million for each of the calendar years 2024, 2025, and 2026, respectively, in each case, as provided by the management of USS and approved for Goldman Sachs’ use by USS, from the respective implied enterprise values in order to derive a range of illustrative equity values for USS as of December 31 for each of the calendar years 2024 through 2026. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of USS common stock of approximately 242.36 million, approximately 234.43 million and approximately 230.15 million, for each of the calendar years 2024, 2025 and ~~through~~ 2026, respectively, calculated using information provided by the management of USS and approved for Goldman Sachs’ use by USS, to derive a range of implied future values per share of USS common stock (excluding dividends). Goldman Sachs then added the cumulative dividends per USS common stock expected to be paid to holders of USS common stock through the end of each of calendar years 2024 through 2026, using the December 2023 Projections, to derive a range of implied future values per share of USS common stock (including dividends). By applying an illustrative discount rate of 14.2%, reflecting an estimate of USS’s cost of equity, and, for the dividends only, using a mid-year convention, Goldman Sachs discounted to present value as of September 30, 2023 both the theoretical future values per share of USS common stock it derived for USS and the estimated dividends to be paid per share of USS common stock through the end of each of calendar years 2024 through 2026. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for USS, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied equity values per share of USS common stock of $29.62 to $45.67.

The below supplemental disclosure replaces the first full paragraph on page 63 of the Definitive Proxy Statement under the heading “Proposal 1: Adoption of the Merger Agreement—Opinion of Goldman Sachs & Co. LLC.—Premia Paid Analysis”

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia paid in ~~certain all-cash~~ all cash-only acquisition transactions announced during the period from January 1, 2014 through December 15, 2023 involving U.S. publicly traded target companies with a transaction value equal to or greater than $1 billion (consisting of 502 transactions in total). For each of the 10-year, five-year and three-year periods ended December 15, 2023 (which is referred to in the table below as “L10Y,” “L5Y” and “L3Y” respectively), using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile average premia of the price paid in the observed transactions relative to the target’s last undisturbed closing share price prior to announcement of the respective transaction. The following table presents the results of this analysis:

The below supplemental disclosure replaces the second full paragraph on page 68 of the Definitive Proxy Statement under the heading “Proposal 1: Adoption of the Merger Agreement—Certain Financial Projections—December 2023 Projections”

In preparing the December 2023 Projections, USS management relied on a number of factors, including USS management’s experience in the industry, historical business performance and trends, and certain industry assumptions. USS deemed the assumptions used to derive the December 2023 Projections as reasonable as of the date finalized and that such assumptions reflected the best then-available estimates and judgments. In developing the December 2023 Projections, USS management applied its regular forecasting processes, including near-term and “through the cycle” assumptions with respect to selling prices, raw material input costs, sustaining capital expenditures and other operating metrics. With respect to revenue, USS management assumed the current product mix and contract structures with customers across key operating segments would remain consistent, except with respect to the impact of in-flight strategic projects described below. With respect to cost inputs, USS management assumed a mix of variable and fixed costs consistent with historical experiences across key operating segments, unless otherwise noted. With respect to dividends, USS management assumed that regular quarterly dividends would increase in 2024 to $0.15 per share of USS common stock, and that such increase would be held constant through 2033, resulting in cumulative dividends per share of $0.60 per year during such period.

Additional Information and Where to Find It

This communication relates to the proposed transaction between the Company and NSC. In connection with the proposed transaction, the Company has filed and will file relevant materials with the SEC, including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”), a definitive version of which was filed with the SEC on March 12, 2024. The Company commenced disseminating the definitive Proxy Statement to stockholders of the Company on or about March 12, 2024. The Company may also file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the Proxy Statement or for any other document that may be filed with the SEC in connection with the proposed transaction. The proposed transaction will be submitted to the Company’s stockholders for their consideration. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT (A DEFINITIVE FILING OF WHICH HAS BEEN MADE WITH THE SEC), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, NSC AND THE PROPOSED TRANSACTION.

The Company’s stockholders will be able to obtain free copies of the definitive Proxy Statement, as well as other documents containing important information about the Company, NSC and the proposed transaction once such documents are filed with the SEC, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the other documents filed with the SEC by the Company can also be obtained, without charge, by directing a request to United States Steel Corporation, 600 Grant Street, Suite 1884, Pittsburgh, Pennsylvania 15219, Attention: Corporate Secretary; telephone 412-433-1121, or from the Company’s website www.ussteel.com.

Participants in the Solicitation

NSC, the Company and their directors, and certain of their executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed transaction. Information regarding the directors and executive officers of the Company who may, under the rules of the SEC, be deemed participants in the solicitation of the Company’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, a definitive version of which was filed with the SEC on March 12, 2024. Information about these persons is included in each company’s annual proxy statement and in other documents subsequently filed with the SEC, and was included in the definitive version of the Proxy Statement filed with the SEC. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication contains information regarding the Company and NSC that may constitute “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, that are subject to risks and uncertainties. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “plan,” “goal,” “future,” “will,” “may” and similar expressions or by using future dates in connection with any discussion of, among other things, statements expressing general views about future operating or financial results, operating or financial performance, trends, events or developments that we expect or anticipate will occur in the future, anticipated cost savings, potential capital and operational cash improvements and changes in the global economic environment, the construction or operation of new or existing facilities or capabilities, statements regarding our greenhouse gas emissions reduction goals, as well as statements regarding the proposed transaction, including the timing of the completion of the transaction. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include all statements that are not historical facts, but instead represent only the Company’s beliefs regarding future goals, plans and expectations about our prospects for the future and other events, many of which, by their nature, are inherently uncertain and outside of the Company’s or NSC’s control. It is possible that the Company’s or NSC’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management of the Company or NSC, as applicable, believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. In addition, forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s or NSC’s historical experience and our present expectations or projections. Risks and uncertainties include without limitation: the ability of the parties to consummate the proposed transaction on a timely basis or at all; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement and plan of merger relating to the proposed transaction (the “Merger Agreement”); the possibility that the Company’s stockholders may not approve the proposed transaction; the risks and uncertainties related to securing the necessary stockholder approval; the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock or NSC’s common stock or American Depositary Receipts; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company or NSC to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; and the risk the pending proposed transaction could distract management of the Company. The Company directs readers to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and Form 10-K for the year ended December 31, 2023, and the other documents it files with the SEC for other risks associated with the Company’s future performance. These documents contain and identify important factors that could cause actual results to differ materially from those contained in the forward-looking statements. Risks related to NSC’s forward-looking statements include, but are not limited to, changes in regional and global macroeconomic conditions, particularly in Japan, China and the United States; excess capacity and oversupply in the steel industry; unfair trade and pricing practices in NSC’s regional markets; the possibility of low steel prices or excess iron ore supply; the possibility of significant increases in market prices of essential raw materials; the possibility of depreciation of the value of the Japanese yen against the U.S. dollar and other major foreign currencies; the loss of market share to substitute materials; NSC’s ability to reduce costs and improve operating efficiency; the possibility of not completing planned alliances, acquisitions or investments, or such alliances, acquisitions or investments not having the anticipated results; natural disasters and accidents or unpredictable events which may disrupt NSC’s supply chain as well as other events that may negatively impact NSC’s business activities; risks relating to CO2 emissions and NSC’s challenge for carbon neutrality; the economic, political, social and legal uncertainty of doing business in emerging economies; the possibility of incurring expenses resulting from any defects in our products or incurring additional costs and reputational harm due to product defects of other steel manufacturers; the possibility that we may be unable to protect our intellectual property rights or face intellectual property infringement claims by third parties; changes in laws and regulations of countries where we operate, including trade laws and tariffs, as well as tax, environmental, health and safety laws; and the possibility of damage to our reputation and business due to data breaches and data theft. All information in this communication is as of the date above. Neither the Company nor NSC undertakes any duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s or NSC’s expectations whether as a result of new information, future events or otherwise, except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES STEEL CORPORATION

By	/s/ Megan Bombick
Megan Bombick
Associate General Counsel, Securities & Corporate Secretary

Dated: April 2, 2024